Exhibit 99.1


FOR IMMEDIATE RELEASE/AUGUST 21, 1998

Una S. Ryan, Ph.D.                               Paula R. Freeman
President and Chief                              AVANT Immunotherapeutics, Inc.
   Executive officer                             781-433-0771
AVANT Immunotherapeutics, Inc.                   info@avantimmune.com
781-433-0771

            T CELL SCIENCES, INC. AND VIRUS RESEARCH INSTITUTE, INC.
                         MERGER APPROVED BY SHAREHOLDERS

       --New Company, AVANT Immunotherapeutics, will have Four Products in
               Clinical Development and Five Strategic Alliances--

NEEDHAM, MA and CAMBRIDGE, MA, August 21, 1998 -- T Cell Sciences, Inc. (Nasdaq:
TCEL) and Virus Research Institute Inc. (Nasdaq: VRII) jointly announced today that they have received shareholder approval for the merger of the two companies. The integrated company combines T Cell's immunological expertise with VRI's vaccine technologies and therapeutic delivery systems. The new company, AVANT Immunotherapeutics, Inc., will have a broad line of products that fight disease by harnessing the immune system, including four products in clinical trials.

"We are very pleased with the completion of the merger with Virus Research Institute," said Una S. Ryan, Ph.D., President and Chief Executive Officer of T Cell Sciences. "In line with the commitment of both companies to maximize shareholder value, we believe the strategic partnership formed through the merger positions AVANT to be a world leader in immunotherapeutics. AVANT will have five established alliances with major pharmaceutical companies and multiple opportunities for forming new partnerships."

AVANT Immunotherapeutics will be traded on the Nasdaq stock market as of August 24, 1998, under the symbol "AVAN." Una S. Ryan, Ph.D., will be President and Chief Executive Officer of AVANT and J. Barrie Ward, Ph.D., will be Executive Chairman of the Board of AVANT which has 80 employees and will be headquartered in Needham, Massachusetts.

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through the Company's site on the World Wide Web: http://www.avantimmune.com, which will be available on Monday, August 24, 1998.


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T CELL SCIENCES, INC. AND VIRUS RESEARCH INSTITUTE, INC. MERGER
APPROVED BY SHAREHOLDERS
AUGUST 21, 1998
Page 2

J. Barrie Ward, Ph.D., Chairman and Chief Executive Officer of Virus Research Institute comments, "AVANT's broad pipeline of products, four of which are undergoing clinical development together with our partners, address unmet market needs in the areas of transplantation, cancer, cardiovascular, infectious and autoimmune diseases. In addition, the Company has a strong technology base and emerging pipeline."

Under the terms of the merger agreement, T Cell will issue 1.55 shares of T Cell Common Stock and 0.2 warrants for each share of VRI Common Stock. Based on this exchange ratio, T Cell and VRI shareholders will own approximately 66% and 34% of AVANT, respectively. Each warrant represents the right to purchase a share of T Cell Common Stock for $6.00 per share and will expire on August 24, 2003.

AVANT Immunotherapeutics, Inc. is engaged in the discovery, development and commercialization of products that harness the human immune response to prevent and treat disease. The Company's lead therapeutic program is focused on compounds that inhibit the inappropriate activity of the complement cascade which is a vital part of the body's immune defense system. The Company is also engaged in the research and development of Therapore(TM), a novel system for the delivery of immunotherapeutics for chronic viral infections and certain cancers. The Company and its collaborators are developing vaccines utilizing the Company's proprietary vaccine delivery systems for the prevention of influenza, Lyme disease, respiratory syncytial virus (RSV) and H.pylori infections. In a further collaboration, the Company is developing an oral human rotavirus vaccine, and is developing its own proprietary vaccines for the management of atherosclerosis and for the prevention of genital herpes.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," and similar expressions identify forward-looking statements. Investors should not rely on forward- looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the ability to successfully complete development and commercialization of products, including the scope and results of preclinical and clinical testing; (2) the ability to successfully complete product research and further development including animal, pre-clinical and clinical studies; (3) changes in existing and potential relationships with corporate collaborators;
(4) the time, cost and uncertainty of obtaining regulatory approvals; (5) the ability to obtain substantial additional funding; (6) the ability to develop and commercialize products before competitors; and (7) other factors detailed from time to time in filings with the Securities and Exchange Commission.


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